Exhibit 99.1

CONTACT:    Barry A. Morris
            Chief Financial Officer
            (845) 358-6000

                                                           FOR IMMEDIATE RELEASE

                                   ARTICLE 9
       ARTICLE 10 GENERAL BEARING CORPORATION ANNOUNCES MERGER AGREEMENT

WEST NYACK, NY - January 19, 2001 - General Bearing Corporation (Nasdaq: GNRL) today announced that it has signed a definitive merger agreement with a company controlled by a group of current directors and management. This group includes Seymour Gussack, Chairman of the Board of General Bearing and David Gussack, General Bearing's President and a director, and other shareholders, who together hold a majority of the Company's outstanding stock. Under the terms of the merger agreement, the Company's public stockholders will receive $6.50 per share in cash.

The Company entered into the merger agreement following the unanimous recommendation by a special committee of the Company's Board of Directors and the receipt of a fairness opinion from Howard, Lawson & Co. The special committee is comprised of non-management directors.

Completion of the transaction is subject to customary closing conditions, including stockholder approval and the completion of debt financing. Stockholder approval will be solicited by means of a proxy statement that will be mailed to stockholders upon completion of the required Securities and Exchange Commission filing and review process. Keybank National Association has committed the financing necessary for the transaction.

The Company anticipates completing the transaction in the spring of 2001.

General Bearing manufactures ball bearings, tapered roller bearings, spherical roller bearings and cylindrical roller bearings. Under "The General" and the "Hyatt" trademarks, the Company supplies original equipment manufacturers in the automobile, truck/trailer, railcar, office equipment, machinery and appliance industries, as well as the industrial aftermarket.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of
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competitive products, product demand and market acceptance risks, reliance on key strategic alliances, fluctuations in operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. These risks could cause the Company's actual results for the current fiscal year and beyond to differ materially from those expressed in any forward looking statements made by, or on behalf of, the Company.